Exhibit 3.2

CERTIFICATE OF FORMATION

OF

REALOGY GROUP LLC

1. The name of the limited liability company is Realogy Group LLC.

2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

3. This Certificate of Formation shall be effective as of 12:01 October 11, 2012.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 10th day of October, 2012.

By:	/s/ Anthony E. Hull
Name:	Anthony E. Hull
Title:	Authorized Person